American Assets Trust, Inc. Reports Fourth Quarter and Year-End 2015 Financial Results

FFO per share increases 7% and 9% year-over-year for the three months and year ended December 31, 2015, respectively
Same-Store Cash NOI increases 10% and 8% year-over-year for the three months and year ended December 31, 2015, respectively

SAN DIEGO, California - 2/16/2016 - American Assets Trust, Inc. (NYSE: AAT) (the “company”) today reported financial results for its fourth quarter and year ended December 31, 2015.

Financial Results and Recent Developments

•	Funds From Operations increased 7% and 9% year-over-year to $0.45 and $1.76 per diluted share for the three months and year ended December 31, 2015, respectively, compared to the same periods in 2014

•	Net income available to common stockholders of $8.2 million and $38.5 million, respectively, for the three months and year ended December 31, 2015, or $0.18 and $0.87 per diluted share, respectively

•	Same-store cash NOI increased 10% and 8%, respectively, for the three months and year ended December 31, 2015 compared to the same periods in 2014

•	Same-store GAAP NOI increased 9% and 7%, respectively, for the three months and year ended December 31, 2015 compared to the same periods in 2014

•	Leased approximately 92,000 comparable office square feet at an average cash-basis and GAAP-basis contractual rent increase of 4% and 11%, respectively, during the three months ended December 31, 2015

•	Leased approximately 79,000 comparable retail square feet at an average cash-basis and GAAP-basis contractual rent increase of 4% and 20%, respectively, during the three months ended December 31, 2015

During the fourth quarter of 2015, the company generated funds from operations (“FFO”) for common stockholders of $28.4 million, or $0.45 per diluted share, compared to $25.7 million, or $0.42 per diluted share, for the quarter ended December 31, 2014. For the year ended December 31, 2015, the company generated FFO for common stockholders of $110.0 million, or $1.76 per diluted share, compared to $97.6 million, or $1.62 per diluted share, for the year ended December 31, 2014. The increase in FFO from the corresponding periods in 2014 was due to growth in same-store net operating income and a decrease in interest expense attributed to the company's refinancing activities.

Net income attributable to common stockholders was $8.2 million, or $0.18 per basic and diluted share for the three months ended December 31, 2015 compared to $7.0 million, or $0.16 per basic and diluted share for the three months ended December 31, 2014. For the year ended December 31, 2015, net income attributable to common stockholders was $38.5 million, or $0.87 and $0.86 per basic and diluted share, compared to net income attributable to common stockholders of $21.8 million, or $0.52 and $0.51 per basic and diluted share, for the year ended December 31, 2014. The increase in net income attributable to common stockholders for the year ended December 31, 2015 was due to the gain on the sale of Rancho Carmel Plaza during the third quarter of 2015 and a decrease in interest expense, as noted above.

FFO is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of FFO to net income is attached to this press release.

Portfolio Results
The portfolio leased status as of the end of the indicated quarter was as follows:

	December 31, 2015	September 30, 2015	December 31, 2014
Total Portfolio
Retail	98.6%	98.3%	98.6%
Office	92.4%	93.2%	91.4%
Multifamily (1)	73.4%	91.4%	97.1%
Mixed-Use:
Retail	100.0%	100.0%	99.6%
Hotel	89.6%	89.6%	79.8%

Same-Store Portfolio
Retail	98.6%	98.3%	98.6%
Office	98.1%	98.4%	95.3%
Multifamily (1)	95.6%	93.6%	97.1%
Mixed-Use:
Retail	100.0%	100.0%	99.6%
Hotel	89.6%	89.6%	79.8%
(1) Total multifamily leased percentage at December 31, 2015 includes Hassalo on Eighth, which became available for occupancy in July and October of 2015. Same-store multifamily leased percentages exclude Hassalo on Eighth.

During the fourth quarter of 2015, the company signed 40 leases for approximately 194,100 square feet of retail and office space, as well as 331 multifamily apartment leases. Renewals accounted for 92.3% of the comparable retail leases, 66.7% of the comparable office leases and 28.7% of the residential leases.

Retail and Office
On a comparable space basis (i.e. leases for which there was a former tenant) during the fourth quarter of 2015 and trailing four quarters ending December 31, 2015, our retail and office leasing spreads are shown below:

		Number of Leases Signed	Comparable Leased Sq. Ft.	Average Cash Basis % Change Over Prior Rent	Average Cash Contractual Rent Per Sq. Ft.	Prior Average Cash Contractual Rent Per Sq. Ft.	GAAP Straight-Line Basis % Change Over Prior Rent
Retail	Q4 2015	13	79,000	3.9%	$23.57	$22.69	20.2%
	Last 4 Quarters	67	235,800	13.6%	$33.44	$29.43	19.2%

Office	Q4 2015	15	92,000	4.4%	$36.91	$35.37	10.6%
	Last 4 Quarters	58	327,300	21.3%	$43.90	$36.18	29.4%

Multifamily
Construction of 657 multifamily units at our Hassalo on Eighth development was completed in 2015 with the Velomor building available for occupancy in July 2015 and the Aster Tower and Elwood buildings available for occupancy in October 2015. As of December 31, 2015, Hassalo on Eighth was approximately 42.3% leased with average monthly base rent per leased unit of $1,502.

To date, we have leased 157 of the Velomor building's 177 units, or approximately 89%; 148 of Aster Tower's 337 units, or approximately 44%; and 62 of the Elwood building's 143 units, or approximately 43%. In total, to date, we have leased 367 units of 657 units at Hassalo on Eighth, or approximately 56%. We expect stabilization of all three multifamily buildings to be achieved during the second half of 2016.

At December 31, 2015, the average monthly base rent per leased unit for same-store properties was $1,637 compared to an average monthly base rent per leased unit of $1,503 at December 31, 2014, an increase of 8.9%.

Same-Store Operating Income
For the three months and year ended December 31, 2015, same-store property operating income increased 9.9% and 7.7%, respectively, on a cash basis compared to the corresponding periods in 2014. For the three months and year ended December 31, 2015, same-store property operating income increased 8.8% and 7.3%, respectively, on a GAAP basis compared to the corresponding periods in 2014. The same-store property operating income by segment was as follows (in thousands):

	Three Months Ended (1)			Year Ended (1)
	December 31,			December 31,
	2015	2014	Change	2015	2014	Change
Cash Basis:
Retail	$18,706	$17,844	4.8%	$71,764	$68,021	5.5%
Office	11,763	10,803	8.9	46,034	42,472	8.4
Multifamily	2,993	2,730	9.6	11,549	10,877	6.2
Mixed-Use	6,491	4,963	30.8	24,981	21,978	13.7
	$39,953	$36,340	9.9%	$154,328	$143,348	7.7%

GAAP Basis:
Retail	$18,864	$18,491	2.0%	$72,836	$70,097	3.9%
Office	12,916	11,746	10.0	50,924	46,317	9.9
Multifamily	2,993	2,730	9.6	11,549	10,877	6.2
Mixed-Use	6,407	4,878	31.3	24,565	21,732	13.0
	$41,180	$37,845	8.8%	$159,874	$149,023	7.3%

(1)
Same-store portfolio excludes (i) Torrey Reserve Campus and Lloyd District Portfolio due to significant redevelopment activity during the period; (ii) Rancho Carmel Plaza as it was sold on August 6, 2015; (iii) Hassalo on Eighth - Multifamily, which became available for occupancy in July and October of 2015; and (iv) land held for development.

On a same-store basis, retail property operating income increased for the three months and year ended December 31, 2015 compared to the same periods in 2014 primarily due to higher annualized base rent attributed to new leases, specifically at Lomas Santa Fe Plaza, Del Monte Center, Carmel Mountain Plaza and Waikele Center.

On a same-store basis, office property operating income increased for the three months and year ended December 31, 2015 compared to the same periods in 2014 primarily due to higher annualized base rents, specifically at First & Main, One Beach Street, The Landmark at One Market and City Center Bellevue.

On a same-store basis, multifamily property operating income increased for the three months and year ended December 31, 2015 compared to the corresponding periods in 2014 primarily due to an increase in average monthly base rent during 2015.

On a same-store basis, mixed-use property operating income increased for the three months and year ended December 31, 2015 compared to the corresponding periods in 2014 primarily due to an increase in occupancy and higher revenue per available room at the hotel portion of our mixed-use property, which is attributed to the completion of the 2014 hotel room refresh project.

Development
Our development efforts at Torrey Point are ongoing with plans including two Class A office buildings of approximately 90,000 square feet in the aggregate, with panoramic unobstructed views of the Torrey Pines State Park Beach, Torrey Reserve and the Pacific Ocean. Projected costs of the development at Torrey Point are approximately $53 million, of which approximately $12 million has been incurred to date. We expect to incur the remaining costs for development of Torrey Point in 2016 and 2017. We expect the Torrey Point development to be stabilized in 2018 with an estimated stabilized cash yield of approximately 7.54% to 8.55%.

Our development opportunities are subject to market conditions and actual results may vary.

Balance Sheet and Liquidity
At December 31, 2015, the company had gross real estate assets of $2.2 billion and liquidity of $259.9 million, comprised of cash and cash equivalents of $39.9 million and $220.0 million of availability on its line of credit.

For the year ended December 31, 2015, we issued 1,612,451 shares of common stock through our at-the-market ("ATM") equity program at a weighted average price per share of $40.77, resulting in net proceeds of $64.7 million. For the three months ended December 31, 2015, we had no sales of shares of common stock through our ATM equity program. As of December 31, 2015, we had the capacity to issue up to an additional $216.6 million in shares of common stock under our ATM equity program.

Dividends
The company declared dividends on its shares of common stock of $0.25 per share for the fourth quarter of 2015. The dividends were paid on December 23, 2015.

In addition, the company has declared a dividend on its common stock of $0.25 per share for the quarter ending March 31, 2016. The dividend will be paid on March 25, 2016 to stockholders of record on March 11, 2016.

Guidance
The company reaffirms its guidance for full year 2016 FFO per diluted share of a range of $1.82 to $1.88 per share. The company's guidance excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, future debt financings or repayments. The company will discuss key assumptions regarding the guidance tomorrow on the conference call.

The foregoing estimates are forward-looking and reflect management's view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates and the amount and timing of acquisition and development activities. The company's actual results may differ materially from these estimates.
Conference Call
The company will hold a conference call to discuss the results for the fourth quarter and year end of 2015 on Wednesday, February 17, 2016 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-877-474-9504 and use the pass code 81986394. A telephonic replay of the conference call will be available beginning at 12:00 p.m. PT on Wednesday, February 17, 2016 through Wednesday, February 24, 2016. To access the replay, dial 1-888-286-8010 and use the pass code 46450858. A live on-demand audio webcast of the conference call will be available on the company's website at www.americanassetstrust.com. A replay of the call will also be available on the company's website.

Supplemental Information
Supplemental financial information regarding the company's fourth quarter and year end 2015 results may be found in the “Investor Relations” section of the company's website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information
American Assets Trust, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	December 31, 2015	December 31, 2014
Assets
Real estate, at cost
Operating real estate	$2,163,444	$1,931,698
Construction in progress	73,121	195,736
Held for development	9,463	9,390
	2,246,028	2,136,824
Accumulated depreciation	(411,166)	(361,424)
Net real estate	1,834,862	1,775,400
Cash and cash equivalents	39,925	59,357
Restricted cash	11,623	10,994
Accounts receivable, net	7,518	6,727
Deferred rent receivables, net	38,422	35,883
Other assets, net	46,069	53,401
Total assets	$1,978,419	$1,941,762
Liabilities and equity
Liabilities:
Secured notes payable	$579,743	$812,811
Unsecured notes payable	450,000	250,000
Unsecured line of credit	30,000	—
Accounts payable and accrued expenses	31,821	50,861
Security deposits payable	5,956	5,521
Other liabilities and deferred credits, net	51,972	55,993
Total liabilities	1,149,492	1,175,186
Commitments and contingencies
Equity:
American Assets Trust, Inc. stockholders' equity
Common stock, $0.01 par value, 490,000,000 shares authorized, 45,407,719 and 43,701,669 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	454	437
Additional paid-in capital	863,432	795,065
Accumulated dividends in excess of net income	(64,066)	(60,291)
Accumulated other comprehensive (loss) income	(258)	92
Total American Assets Trust, Inc. stockholders' equity	799,562	735,303
Noncontrolling interests	29,365	31,273
Total equity	828,927	766,576
Total liabilities and equity	$1,978,419	$1,941,762

American Assets Trust, Inc.
Unaudited Consolidated Statements of Income
(In Thousands, Except Shares and Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenue:
Rental income	$68,111	$63,210	$261,887	$246,078
Other property income	3,419	3,268	13,736	13,922
Total revenue	71,530	66,478	275,623	260,000
Expenses:
Rental expenses	20,377	17,773	73,187	68,267
Real estate taxes	6,109	5,910	24,819	22,964
General and administrative	3,913	4,603	20,074	18,532
Depreciation and amortization	17,238	15,666	63,392	66,568
Total operating expenses	47,637	43,952	181,472	176,331
Operating income	23,893	22,526	94,151	83,669
Interest expense	(13,010)	(12,569)	(47,260)	(52,965)
Gain on sale of real estate	—	—	7,121	—
Other income (expense), net	343	89	(97)	441
Net income	11,226	10,046	53,915	31,145
Net income attributable to restricted shares	(53)	(115)	(168)	(374)
Net income attributable to unitholders in the Operating Partnership	(2,961)	(2,907)	(15,238)	(9,015)
Net income attributable to American Assets Trust, Inc. stockholders	$8,212	$7,024	$38,509	$21,756

Net income per share
Basic income attributable to common stockholders per share	$0.18	$0.16	$0.87	$0.52
Weighted average shares of common stock outstanding - basic	45,219,849	43,192,168	44,439,112	42,041,126

Diluted income attributable to common stockholders per share	$0.18	$0.16	$0.86	$0.51
Weighted average shares of common stock outstanding - diluted	63,119,365	61,097,425	62,339,163	59,947,474

Dividends declared per common share	$0.25	$0.2325	$0.9475	$0.8925

Reconciliation of Net Income to Funds From Operations
The company's FFO attributable to common stockholders and operating partnership unitholders and reconciliation to net income is as follows (in thousands except shares and per share data):

	Three Months Ended	Year Ended
	December 31, 2015	December 31, 2015
Funds From Operations (FFO)
Net income	$11,226	$53,915
Depreciation and amortization of real estate assets	17,238	63,392
Gain on sale of real estate	—	(7,121)
FFO, as defined by NAREIT	$28,464	$110,186
Less: Nonforfeitable dividends on incentive stock awards	(51)	(159)
FFO attributable to common stock and units	$28,413	$110,027
FFO per diluted share/unit	$0.45	$1.76
Weighted average number of common shares and units, diluted	63,123,114	62,342,953

Reported results are preliminary and not final until the filing of the company's Form 10-K with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information
The company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the company's operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the company's operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the company's properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the company's properties, all of which have real economic effects and could materially impact the company's results from operations, the utility of FFO as a measure of the company's performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the company does, and, accordingly, the company's FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the company's performance. FFO should not be used as a measure of the company's liquidity, nor is it indicative of funds available to fund the company's cash needs, including the company's ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About American Assets Trust, Inc.
American Assets Trust, Inc. (the “company”) is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. For over 40 years, the company has been acquiring, improving, developing and managing premier retail, office and residential properties throughout the United States in some of the nation's most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington and Hawaii. The company's retail portfolio comprises approximately 3.0 million rentable square feet, and its office portfolio comprises approximately 2.7 million square feet. In addition, the company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and 1,579 multifamily units. In 2011, the company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company's most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission. The company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607